                                                                    ITEM 27(i)i


            THIRD PARTY ADMINISTRATION AND TRANSFER AGENT AGREEMENT

THIS AGREEMENT by and between Andesa TPA, Inc. (hereinafter called "Andesa"), a Pennsylvania corporation, and PHG, PFL Life Insurance Company, an Iowa corporation, Western Reserve Life Assurance Co. of Ohio, an Ohio corporation, and Life Investors Insurance Company of America, an Iowa corporation ("Life Investors"), for itself and as a provider of certain services to AUSA Life Insurance Company, Inc. (all of the aforementioned companies other than Andesa TPA and AUSA Life shall be known collectively as, the "Insurers"), is effective as of July 1, 1997 ("Effective Date").

WHEREAS, the Insurers intend to issue certain life insurance policies and related riders on the forms set forth in the attached Schedule A (hereinafter called "Policies") through producers (hereinafter called "Producer") to employers or, in certain instances, to other entities such as designated employees of an employer (hereinafter called "Policy Owner"); and

WHEREAS, both Andesa and the Insurers desire that Andesa provide the Insurers, Producer and Policy Owner with certain administrative and transfer agent services in conjunction with each issued policy; and

WHEREAS, Section l8.q. of this Agreement provides that Life Investors will act on behalf of the Insurers for purposes of administering this Agreement; and

WHEREAS, Life Investors wishes to ensure continuity of administrative services in the event Andesa is unable to provide such services;

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

1.       DEVELOPMENT SERVICES

         a. Andesa will customize its administrative systems in preparation for providing the service responses specified in the Administrative System Specifications approved by Life Investors and Andesa and dated according to Schedule A, as it may be amended from time to time ("Administrative System Specifications").

         b. Andesa will provide Life Investors with a Project Plan for such system customization. The Project Plan will include target dates to be met by Life Investors and Andesa.

         c. Andesa and Life Investors understand and agree that achieving the target dates is important. Both Andesa and Life Investors will use their best efforts to meet the target dates and acknowledge that failure to meet target dates probably will force subsequent delays to subsequent target dates.

2.       ONGOING SERVICES

         Subject to all other terms and conditions of this Agreement, Andesa will provide the following services for as long as this Agreement is in force:

         a.       INSURANCE COVERAGE DOCUMENTS

                  Andesa, on behalf of the Insurers and upon instruction from Life Investors, will issue appropriate evidence of insurance to Policy Owner for each person insured and maintain records of policy transactions (including, but not limited to premium payments, loans, surrenders, beneficiary changes, address changes and death claims) as set forth in the Administrative System Specifications. Andesa will have no authority


Andesa TPA, Inc._________________________________________________________Page 1
(June 24, 1998)
                  to underwrite, approve or effect insurance on behalf of the Insurers or to collect premium payments or any other funds due to the Insurers, unless otherwise agreed to in writing by the Insurers and Andesa. Andesa will promptly refer all inquiries to Life Investors with respect to the purchase of Policies. Andesa will only use forms which have been previously approved in writing by Life Investors in administering the policies.

         b.       COMPUTATION OF POLICY VALUES

                  For each person insured, Andesa will compute policy values according to the Administrative System Specifications.

         c.       REPORTING

                  Andesa will provide Life Investors, Policy Owner and Producer with the reports as set forth in the Administrative System Specifications.

         d.       RESPONSE TO INQUIRIES

                  Andesa will respond to inquiries (e.g., policy values, billing inquiries) as set forth in the Administrative System Specifications. For SEC registered products, responses will be limited to those that the SEC authorizes a Transfer Agent to make.

         e.       TRAINING

                  Andesa will provide training at Andesa's office for personnel of Life Investors in the operation of Andesa's life insurance administrative system on a schedule Life Investors and Andesa will agree upon. Andesa will make up to twenty-four (24) hours of training available for the largest number of persons which can reasonably be accommodated each calendar year without charge to Life Investors. Additional training will be provided upon request and according to a schedule mutually convenient to Andesa and Life Investors. Andesa will maintain a record of hours used for training and will convert such hours to training fees according to the current rate schedule published by Andesa and updated annually. Andesa will bill monthly for training fees.

3.       MODIFICATION SERVICES

         Life Investors may from time to time and on behalf of the Insurers request additional services or improvements to existing services provided by Andesa. Where such requests require administrative systems modifications, Life Investors will compensate Andesa in accordance with Section 8.

         Modification requests will be acknowledged and within ten (10) business days an estimate of the time and cost to complete the modifications will be provided to Life Investors. Modifications will be completed on a mutually determined and agreed to schedule. Where modifications are necessary due to legal or regulatory changes, they will be completed as soon as possible. Andesa reserves the right to refuse modification requests deemed beyond Andesa's existing business scope.

4.       STANDARDS OF PERFORMANCE

         Andesa will perform all services with a high degree of professional care. In furtherance thereto, Standards of Performance for specific services will be done according to standards set forth in Schedule H of this agreement, or as otherwise mutually agreed upon by Andesa and Life Investors in writing.


Andesa TPA, Inc._________________________________________________________Page 2
(June 24, 1998)

5.       TERM OF AGREEMENT

         This Agreement will continue from the Effective Date until canceled pursuant to the provisions of Sections 11 or 12.

6.       CONFIDENTIALITY

         Andesa will take all reasonable actions to maintain the confidentiality of all data of the Policy Owner and the Insurers used in the performance of this Agreement. Andesa will not disclose these data or the contents of any record maintained pursuant to this Agreement to any party other than the Insurers, Policy Owner, or Producer that placed Policies with the Policy Owner, without the express written consent of Life Investors.

         During the term of this Agreement and thereafter, none of the Insurers or Andesa will disclose to any third party, or appropriate for its own use (except as contemplated under this Agreement) or for the use of any third party, any confidential information received from any of the Insurers or Andesa, except that any of the Insurers may disclose confidential information requested by its auditors or any recognized rating agency (including without limitation Moody's, Standard & Poor, Duff & Phelps and A.M. Best) that is in the process or rating such Insurer. For purposes of this Agreement, confidential information includes all information or materials related to the business affairs or procedures of Andesa or the Insurers, or the design, programs, flow charts and documentation of Andesa's or the Insurers' data processing applications systems and software.

         Should Andesa or any of the Insurers disclose confidential information to each other, or should Andesa or any of the Insurers learn of confidential information, none of them will, anytime during or after the term of this Agreement, disclose such information to any other individual, company or other entity or agency, nor use such confidential information for any purpose other than in performance of this Agreement.

         Andesa and the Insurers will not deem the following information confidential information. Andesa and the Insurers will have no obligation with respect to any such information which:

                  is approved in writing by the party from which such information was received for disclosure to third parties generally; or

         b. is generally known or is available to the public at the time of disclosure or becomes generally known through no wrongful act on the part of the disclosing party; or

         c. is in the receiving party's possession at the time of disclosure (unless such information has been received as a result of such party's breach of obligation); or

         d. is known by the receiving party through disclosure by sources other than a party hereto, but only if such disclosing sources had the legal rights to make such disclosure.

         Information which is confidential but which is required by law, regulation or order of a court of competent jurisdiction to be released will continue to be deemed confidential by Andesa and the Insurers. Both the Insurers and Andesa will exercise their reasonable efforts to notify each other of any hearing or proceeding that is likely to result in any such order, and to afford each other an opportunity to object to such disclosure. Both the Insurers and Andesa agree not to disclose confidential information without exercising reasonable efforts to seek the consent of the party to disclose it, or a confidentiality agreement and/or protective order from the third party seeking the information.


Andesa TPA, Inc._________________________________________________________Page 3
(June 24, 1998)

7.       WARRANTIES

         Andesa warrants that the services performed and/or materials produced will not violate any proprietary rights of any third party, including, but without limitation, confidential relationships, contractual agreements, patent, trademark and copyright rights.

         Andesa warrants that it has registered and will maintain its registration as a transfer agent under applicable law if required for the Policies currently administered; that it is empowered under applicable laws and by its charter and bylaws to enter and perform this Agreement; and that it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

         Andesa warrants and represents that it has registered, applied for licensing or certification as a third party administrator ("TPA"); that it has been approved, registered, licensed or certified, or has received written exemption from registration, licensing or certification as a TPA in every jurisdiction that requires such registration, license or certificate. Andesa will maintain current registration, licensing or certification in every jurisdiction that requires such registration, license or certificate to operate as a TPA and has not provided Andesa with written exemption.

         Andesa warrants and represents that it is in compliance and that it will comply with all applicable statutes, rules, regulations and case law governing third party administrators.

         Andesa will notify Life Investors immediately if Andesa determines that it is not in compliance or questions whether it is in compliance with an applicable statute, rule, regulation or case law or if a regulatory agency alleges that Andesa is not in compliance with a statute, rule, regulation and case law.

         Andesa will defend, indemnify and hold the Insurers harmless from any action brought against the Insurers to the extent that the action is a result of Andesa violating or failing to comply with an applicable statute, rule, regulation or case law governing TPAs or results from Andesa's breach of its duties under this Agreement. Andesa will pay all costs, damages and reasonable attorneys' fees finally awarded against any of the Insurers in such an action or costs of any settlement entered into and approved by Andesa, provided that Life Investors promptly notifies Andesa in writing of the claim. Andesa and the Insurers will both have the right to defend on the claim on their own behalf, and Andesa and the Insurers will make available to the other party all relevant records, papers or information and will cooperate in defense of the claim as reasonably requested by the other party. Each party will have the prior right to approve any settlement agreement entered into by the other.

         Andesa warrants that all non-Andesa owned software and hardware in use at Andesa's installation furnishing services hereunder has been obtained by Andesa under valid licenses or purchases from the owners thereof, that it has all rights necessary to use the software and hardware in furnishing services here under, and that Andesa is not now, nor will be during the term of the Agreement, in default under any such license. Andesa warrants that it will not use any software or hardware during the term of the Agreement that may cause the Insurers to be charged with infringement upon or any violation of the rights of any owner thereof.

         Andesa warrants that all software to be used by Andesa in performing under this Agreement will perform all date-related functions in respect of dates prior to the year 1999 accurately, and that such software will perform all such functions in respect of dates during and after the year 1999 with the same accuracy.


Andesa TPA, Inc._________________________________________________________Page 4
(June 24, 1998)

         Andesa will make all reasonable efforts to defend any claims or actions regarding infringement or misappropriation of its life insurance administrative system.

         Andesa warrants that it will maintain an errors and omissions policy in an amount not less than $1,000,000. Andesa will maintain $100,000 of criminal theft insurance. Andesa will, upon request from Life Investors, provide satisfactory evidence of any such insurance coverage.

         Andesa warrants that it has the absolute right to grant Life Investors a license for use of Licensed Software.

         Andesa warrants that it will perform its obligations hereunder according to the Standards of Performance described in Section 4. It is intended by the parties that such requirements may be modified from time to time and will be modified or defined in the Administrative System Specifications. Failure as a result of errors by Andesa will be identified by Life Investors within a reasonable amount of time after Life Investors learns of such errors and sufficient documentation for Andesa to correct such errors will accompany the notification. Andesa will correct such errors within thirty (30) days.

         Errors which are the result of incomplete or incorrect information from Life Investors will be identified as such. Andesa will correct these errors within thirty (30) days of notification and receipt of sufficient documentation to correct such errors, however, the cost of such corrections may be billed, and if so, will be billed at the rates charged for improvements or modifications not covered by the Administrative System Specifications.

         Life Investors warrants that it has the absolute right to the employee and benefit data submitted to Andesa and agrees to hold Andesa harmless for any damages resulting from communication of such data.

         Except as expressly set forth in this Agreement, no party makes any representations or warranties, express or implied, to any other including without limitation the warranties of merchantability or fitness for a particular purpose.

         Except as expressly set forth or reasonably implied in this agreement, no party will be liable to any other for any indirect, incidental, special, consequential or punitive damages, regardless of whether such party has been advised of the possibility of such damages.

         Despite any other provisions of this Agreement, the requirements of this Section will survive termination of this Agreement.

8.       COMPENSATION TO ANDESA FROM LIFE INVESTORS

         a. For the Development Services described in Section 1, Life Investors will pay Andesa according to Schedule B.

         b. For the Ongoing Services described in Section 2, Life Investors will pay Andesa according to Schedule C.

         c. For the Modification Services described in Section 3, Life Investors will pay Andesa according to Schedule D.

         d. Life Investors will reimburse Andesa for reasonable out-of-pocket expenses incurred at the Insurers' request and billed by Andesa, including travel to and from the Insurers' site, lodging, meals, telephone and shipping, as may be necessary in connection with the duties performed by Andesa under this


Andesa TPA, Inc. _______________________________________________________ Page 5
(June 24, 1998)

                  Agreement. All reimbursements will be made in accordance with Life Investors' corporate travel guidelines provided a current copy has been provided to Andesa on a timely basis.

         e. Except as otherwise stipulated in this Agreement, if there is a termination of Andesa's services pursuant to Section l2.c. before the fifth anniversary of the execution of this Agreement, the Insurers will pay monthly the Base System Operations Fee, and the fees for all Products, Cases and Policies active as of the termination date until the fifth anniversary of the execution of this Agreement.

9.       OWNERSHIP OF RECORDS

         Andesa and the Insurers specifically agree that all records developed and maintained pursuant to Section 2 are the properties of the Insurers. Upon termination of Andesa's services pursuant to this Agreement for any reason, Andesa will transfer such records to Life Investors within ten (10) business days following the date of termination. The Insurers hereby grant Andesa the right to maintain copies of records as may be required to document the services performed prior to termination and to comply with the provisions of
         Section 17.

10.      INSPECTION OF RECORDS

         Andesa agrees to permit Life Investors and its authorized representatives to have full access to the premises and to all books and records of Andesa concerning the business contemplated in this Agreement during regular business hours and following reasonable advance notice to Andesa. Life Investors will have the right to make copies of books and records and excerpts therefrom.

11.      PARTIAL TERMINATION OF ANDESA'S SERVICES

         Andesa's Services as described in Section 2 will end with respect to a specific Policy Owner upon:

         a. Cancellation of Policies for that Policy Owner by Policy Owner, or by written notice from Life Investors, or

         b. Andesa's failure to substantially perform its duties under this Agreement on behalf of said Policy Owner, unless cured by Andesa within sixty (60) days of receipt of a written notice by Life Investors that specifies the nature of the alleged failure to perform.

12.      COMPLETE TERMINATION OF ANDESA'S SERVICES

         Andesa's Services as described in Section 2 will end with respect to all Policy Owners and the Insurers upon:

         a. Andesa's failure to substantially perform its duties under this Agreement unless cured by Andesa within sixty (60) days of receipt of a written notice by Life Investors that specifies the nature of the alleged failure to perform.

         b. Failure of Life Investors to make the compensation payments to Andesa as specified in Section 8 within thirty (30) days of notification by Andesa that the payment is overdue by sixty (60) or more days.

         c.       Election by Life Investors.

         d. Bankruptcy, receivership or dissolution of Andesa, or the assignment by Andesa of more than twenty-five (25) percent of its assets for the benefit of creditors.


Andesa TPA, Inc. _______________________________________________________ Page 6
(June 24, 1998)

         The sixth unnumbered paragraph of Section 7 and the provisions of Sections 6 and 9 shall survive the termination of this Agreement.

13.      LICENSED SOFTWARE

         The executable programs and associated documentation Andesa uses to provide the services specified in Section 2 is herein referred to as "Licensed Software."

14.      USE OF ANDESA'S LICENSED SOFTWARE

         If there is a termination of Andesa's services pursuant to Sections ll.b, l2.a, or l2.d, and Life Investors elects to use Licensed Software to provide services specified in Section 2, then Life Investors will be entitled to the Licensed Software that is being kept in escrow in accordance with Section 16 of this Agreement. The following conditions apply:

         a.       GRANT OF LICENSE

                  Andesa grants Life Investors a perpetual license for the use of the Licensed Software. Andesa authorizes Life Investors' use of the license only for providing Policy Owner with the services specified in Section 2. Andesa retains the right to use any ideas, concepts, knowledge, or techniques contained in the materials or information furnished by Andesa pursuant to this Agreement. Andesa retains any and all rights it may have under U.S. Patent Laws, U.S. Statutory Copyright Laws, or other applicable laws.

         b.       USE OF SOFTWARE

                  Use of Licensed Software is limited to Life Investors' employees and independent contractors providing programming services to Life Investors on Life Investors' premises or under Life Investors direction. Any independent contractors which Life Investors desires to use the Licensed Software must agree in writing to maintain the confidentiality of the Licensed Software and must not be affiliated with a company providing administrative services to life insurance companies.

         c.       CONFIDENTIALITY OF LICENSED SOFTWARE

                  Andesa warrants that all non-Andesa owned software and hardware in use at Andesa's installation furnishing services hereunder has been obtained by Andesa under valid licenses or purchases from the owners thereof, that it has all rights necessary to use the software and hardware in furnishing services here under, and that Andesa is not now, nor will be during the term of the Agreement, in default under any such license. Andesa warrants that it will not use any software or hardware during the term of the Agreement that may cause any of the Insurers to be charged with infringement upon or any violation of the rights of any owner thereof.

                  Life Investors will exercise reasonable care to keep the Licensed Software confidential. In the event Life Investors contracts to use a third party to provide the administrative services to Policy Owner, Life Investors will inform such third party of this obligation. Life Investors will be responsible to Andesa for all damages resulting from Life Investors' or such third party's failure to comply with this provision.

         d.       CONSULTING SERVICES

                  In the event Life Investors elects to use the Licensed software, within fifteen (15) days of Life Investors' election of this option, Andesa will provide to Life Investors the licensed specifications for hardware and


Andesa TPA, Inc. _______________________________________________________ Page 7
(June 24, 1998)
                  software configuration, software installation, and all other specifications reasonably necessary to enable Life Investors to perform the services described in Section 2.

         e.       Training and Maintenance Services

                  Andesa will provide training and software maintenance in accordance with Schedule E.

         f.       Compensation of Andesa by Life Investors

                  Life Investors will pay Andesa in accordance with Schedule E

15.      Continued Use

         Andesa warrants the Insurers' rights to continued, uninterrupted use of the services provided hereunder, subject to the terms hereof, if there is a successor in interest by merger, operation of law, assignment, purchase or otherwise. Andesa and the Insurers agree that the terms and conditions of this Agreement will remain intact unless the Insurers and Andesa agree in writing to modify or amend this agreement.

16.      Escrow of Programs

         Andesa agrees to keep on deposit a current copy of the Licensed Software according to the Escrow Agreement attached as Schedule F. The licensed software held in escrow will be updated within sixty (60) days of the release of a major new version to maintain the most current versions with upgrades in escrow. Life Investors will pay all expenses related to escrowing the Licensed Software.

17.      Record Maintenance, Data Security, Backup And Recovery

         Andesa will provide data security, backup and recovery according to its Disaster Recovery Plan, a copy of which Andesa will provide to Life Investors upon request.

         Andesa will maintain, for five (5) years beyond the term of this Agreement, the records developed and maintained pursuant to Section 2. The Insurers will have the right to receive any and all records or copies of same in lieu of Andesa destroying such records.

18.      General Provisions

                  This Agreement will be governed by and construed in all respects according to laws of the State of Iowa.

         b. All disputes between the parties will be submitted to binding arbitration according to the commercial arbitration rules of the American Arbitration Association to be conducted at some mutually agreed location. In no event will Andesa attempt to resolve disputes via failure to perform services. In no event will Life Investors attempt to resolve disputes via failure to compensate Andesa.

                  All attached schedules are incorporated herein by reference.

         d. Andesa, at all times, will be an independent contractor and the employees of Andesa will in no event be considered employees of any of the Insurers. No agency relationship between the parties, except as expressly provided herein, will exist from the execution of this Agreement or the performance of duties by the parties hereunder.


Andesa TPA, Inc. _______________________________________________________ Page 8
(June 24, 1998)

                  In its capacity as an independent contractor, Andesa agrees and represents, and the Insurers agree, that Andesa (1) has the right to control and direct the means and methods of performing the services by itself and its employees: (2) will provide supervision of all its employees assigned to perform the services, except for account management responsibilities;
                  (3) does not participate in benefits of any sort which the Insurers offers their respective employees; (4) is responsible for paying all ordinary and necessary expenses of its employees, including, without limitation, all payroll taxes, workers compensation premiums, insurance premiums, employee benefits, etc., except to the extent that the parties agree to reimbursement of certain expenses, including but not limited to travel or per diem expenses; (5) maintains a place of business at a location other than the premises of Life Investors; (6) will not require that it or its employees be trained by Life Investors in the professional skills necessary to perform the services, though Life Investors may give general directions and orientation instructions.

                  This Agreement and any waiver, amendment or modification of any provision hereof will not be binding upon either party until an authorized officer of said party signs it.

                  Except as otherwise stipulated in this Agreement, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and lawful assigns.

         g. All rights, powers and privileges conferred will be cumulative and will not restrict those given by law. No failure of a party to exercise any power or right given to said party hereunder, and no customs or practices of the parties in variance of the terms hereof will constitute a waiver of a party's right to demand exact compliance with the terms hereof.

         h. Except as otherwise may be stipulated in this Agreement, Andesa and Life Investors each agree to indemnify and to hold the other harmless, against any and all claims, demands, causes of action, losses, costs and expenses, including without limitation all costs, expenses and reasonable attorneys' fees (whether based upon tort, breach of this Agreement, failure to pay employee taxes or withholdings, failure to obtain workers' compensation insurance, or otherwise), including reasonable attorneys' fees incurred in appealing an adverse judgment, death or injury to any person, damage to any property, by whomsoever suffered, arising out of any act of omission or negligence by the indemnifying party, its permitted assigns, or their respective subcontractors, officers, directors, employees, or servants.

         i. The performance by Andesa and Life Investors hereunder will be subject to delays caused by an Act of God, war, riot, fIre, explosion, accident, flood, sabotage, inability to obtain fuel or power, governmental laws, regulations or order, or any other cause beyond the reasonable control of a party. If there is such delay, the times for performance as specified in Section 11. b and 12.a will be extended for an additional sixty (60) days.

                  Neither party may assign its rights, duties and liabilities pursuant to this Agreement to any third party without prior written consent of the other party. which will not be unreasonably withheld; except that the Insurers will have the right to assign all their rights, duties and liabilities pursuant to this Agreement in the event the Insurers sell or otherwise disposes of the entire block of business that is administered by Andesa under this agreement.

         k. If any court deems any word, phrase, clause or provision of this Agreement to be invalid, illegal or unenforceable, then notwithstanding such invalidity, illegality or unenforceability, the remainder of this Agreement will nevertheless remain in full force and effect.

         1. This Agreement, taken together with supporting documents incorporated by reference herein, constitutes the entire Agreement between the parties with respect to the subject matter contained herein and may only be modified by an amendment executed in writing by the parties hereto. No statement, promise, or


Andesa TPA, Inc. ________________________________________________________ Page 9
(June 24, 1998)
                  inducement made by any of the Insurers, Andesa, or any representative that is not contained in this Agreement will be valid or binding.

         m. Both parties agree to execute and deliver promptly any and all further documents reasonably required to fully carry out the terms and intent of this Agreement.

         n. Life Investors, through its own representatives, from time to time after the Effective Date, may make such investigation of Andesa and such audits of its financial condition and performance under this Agreement as it deems necessary or advisable to familiarize itself with Andesa. In furtherance thereto, Andesa agrees to provide Life Investors upon request with an annual financial statement and independent auditor's report prepared by a Certified Public Accountant chosen by Andesa, and will not unreasonably withhold information from Life Investors concerning Andesa's interim financial condition or performance hereunder. Andesa agrees to permit Life Investors and its authorized representatives to have full access to the premises and to all books and records of Andesa concerning the business contemplated in this Agreement during regular business hours and upon reasonable advance notice to Andesa. Life Investors will have the right to make copies of books and records and excerpts therefrom.

         o. Neither party will use the name, trade name, service marks, trademarks, trade dress or logo of the other in publicity releases, advertising or similar activities without the prior written consent of the other.

         p. All notices provided for in this Agreement will be in writing, addressed to the appropriate party at the respective address set forth below or to such other address as provided for by notice, and sent by registered or certified mail, return receipt requested, or by overnight delivery. All notices must require the recipient's delivery or receipt signature. Notices are effective on the date they are received. The receiving party must inform the sender of the date when notice was received.

                  Andesa:                             The Insurers:

                  Andesa TPA, Inc.                    Life Investors Insurance
                  1605 N. Cedar Crest Boulevard,      Company of America
                  Suite 502                           ATTN: Manager,
                  Allentown, PA 18104-2351            Extraordinary Markets
                                                      4333 Edgewood Road NE
                                                      Cedar Rapids, IA 52499

                                                      with a simultaneous copy
                                                      to:
                                                      Life Investors Insurance
                                                      Company of America
                                                      ATTN: Individual Division
                                                      General Counsel
                                                      4333 Edgewood Road NE
                                                      Cedar Rapids, IA 52499

         q. Each of the Insurers hereby authorizes Life Investors to act on behalf of such insurer for the purpose of administering this agreement.

         r. Each of the undersigned persons represents that they have the authority to execute this Agreement on behalf of the party for which he signs.

IN WITNESS WHEREOF the parties have by their duly authorized representatives hereto executed this Agreement on the day and year above first written.


Andesa TPA, Inc.________________________________________________________Page 10
(June 24, 1998)

Andesa TPA, Inc.                             Life Investors


By: /s/ John E. Walker                       By: /s/
   --------------------------                   -------------------------------

Name: John E. Walker                         Name:
Title: President                             Title:

Date: 6/26/98                                Date:
     ------------------------


Andesa TPA, Inc. ______________________________________________________ Page 11
(June 24, 1998)

                                             PFL Life


                                             /s/
                                             ----------------------------------

                                             Name:
                                             Title:

                                             Date:
                                                  -----------------------------


                                             Western Reserve Life


                                             /s/
                                             ----------------------------------

                                             Name:
                                             Title:

                                             Date:
                                                  -----------------------------


Andesa TPA, Inc. ______________________________________________________ Page 12
(June 24, 1998)